EXHIBIT 1.1

AGREEMENT TO FILE JOINT SCHEDULE 13G

Pursuant to Regulation Section 240.13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required on Schedule 13G, including any amendments thereto, need be filed with respect to beneficial ownership by each of the undersigned of common stock of Investor Capital Holdings, Inc. and that such statement shall be filed on behalf of each of them.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

December 15, 2005	ROBINO STORTINI HOLDINGS LLC

	By:	/s/ Michael A. Stortini
	Name:	Michael A. Stortini
	Title:	Manager

/s/ Michael A. Stortini
Michael A. Stortini

/s/ Charles J. Robino
Charles J. Robino